Exhibit 99.1

Capital Bank Reports 75% Increase in First Quarter Net Income to $2.8 Million

          RALEIGH, N.C., April 25 /PRNewswire-FirstCall/ -- Capital Bank Corporation (Nasdaq: CBKN), the parent company of Capital Bank, today reported that its first quarter 2006 net income increased 75% to $2.8 million compared to $1.6 million for the first quarter of 2005. Fully diluted earnings per share were $0.24 for the quarter ended March 31, 2006 compared to $0.22 for the quarter ended March 31, 2005. The Company completed its acquisition of 1st State Bancorp, Inc., the parent company of 1st State Bank, on January 3, 2006, which accounts for a large portion of the quarter-over-quarter net income, asset and deposit growth presented in the quarterly results. The merger was accounted for as a purchase business combination and, accordingly, there was no restatement of prior period financial information. In conjunction with this merger, the Company issued 4,882,630 shares of common stock, increasing its common shares outstanding to 11.6 million shares at March 31, 2006 compared to 6.9 million shares at December 31, 2005. Shareholders’ equity increased to $158.1 million at March 31, 2006 compared to $83.5 million at December 31, 2005.

          Commenting on the Company’s results, B. Grant Yarber, President and CEO, stated, “We began the year and quarter by successfully closing the 1st State merger transaction in Alamance County. We are very proud of all our associates as they fully integrated the two banks and brought our operations in-house with a newly completed state-of-the-art data and item processing facility. All the while, first quarter earnings performance was solid given net loan growth, continued improvement in the deposit mix, and margin expansion.”

          As of March 31, 2006, total assets were $1.3 billion, representing growth of $348 million, or 36%, from December 31, 2005. The increase in total assets for the quarter ended March 31, 2006 is primarily due to a $271 million increase in Capital Bank’s loan portfolio, net of the allowance for losses from December 31, 2005, which includes $230 million of net loans acquired in the 1st State merger transaction. Total deposits as of March 31, 2006 were $972 million, which represents growth of $274 million from December 31, 2005 and includes $267 million of total deposits acquired in the 1st State merger transaction.

          Net interest income for the quarter ended March 31, 2006 rose to record levels as the net interest margin widened to 4.06%, a 33 basis point increase over the fourth quarter of 2005 and an increase of 53 basis points over the net interest margin for the quarter ended March 31, 2005. Net interest income rose to $11.4 million, a 65% increase over the $6.9 million reported in the first quarter of 2005, primarily as a result of the infusion of 1st State’s interest-earning assets but also due to the continued growth of the loan portfolio and the continued increase in short term rates by the Federal Reserve. During the quarter ended March 31, 2006, net loans increased $270.7 million, which includes $230 million of net loans acquired with the 1st State merger transaction. The Company continues to concentrate on increasing its margin through core deposit growth and competitive loan pricing.

          The Company’s allowance for loan losses equaled $14.2 million, or 1.50% of total loans and 177% of nonperforming loans at March 31, 2006, compared to 1.60% of total loans and 98% of nonperforming loans at March 31, 2005. The provision for loan losses for the quarter ended March 31, 2006 was $412,000 compared to a credit in the quarter ended March 31, 2005 of $250,000. The increase in the provision for loan losses is primarily due to an increase in the specific allocation for one loan relationship and the estimated inherent losses associated with the net growth in the loan portfolio during the quarter ended March 31, 2006. Net charge-offs for the quarter ended March 31, 2006 were $3.4 million, or 1.45% of average loans, compared to $99,000, or 0.06% of average loans for the quarter ended March 31, 2005. Charge-offs for the quarter ended March 31, 2006 includes $3.2 million related to one loan relationship that had been fully reserved by 1st State as of December 31, 2005 and had no impact on Capital Bank’s loan loss provision for the first quarter of 2006. Nonperforming loans were $8.0 million at March 31, 2006 compared to $10.6 million at March 31, 2005. Total past due loans were $11.7 million, or 1.26% of total loans, at March 31, 2006, compared to $14.6 million, or 2.24% of total loans, at March 31, 2005. Of the $14.2 million allowance for loan losses, $3.1 million has been allocated to specific loans at March 31, 2006, which the Company believes is adequate to absorb probable future losses inherent in the existing loan portfolio.

          The Company’s non-interest income for the quarter ended March 31, 2006 increased $674,000 to $2.0 million compared to the quarter ended March 31, 2005. This increase is primarily due to higher service charges and other fees as a result of a higher volume of transaction accounts, which were acquired in the 1st State merger transaction.

          Non-interest expenses were $8.8 million for the quarter ended March 31, 2006 compared to $6.2 million for the quarter ended March 31, 2005. The increase in non-interest expenses is primarily due to the consummation of the 1st State merger transaction as well as higher costs associated with the Company’s growth. Synergies from the acquisition are expected to begin being realized in the second quarter of 2006.

          Capital Bank Corporation, headquartered in Raleigh, N.C., with approximately $1.3 billion in total assets, offers a broad range of financial services. Capital Bank operates 26 banking offices in Raleigh (5), Burlington (4), Sanford (3), Asheville (3), Graham (2), Cary, Greensboro, Hickory, Mebane, Morrisville, Oxford, Pittsboro, Siler City and Wake Forest. The Company’s website is http://www.capitalbank-nc.com.

          Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Capital Bank Corporation’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Capital Bank Corporation does not undertake a duty to update any forward-looking statements in this press release.

Capital Bank Corporation
Summary of Operations

(In thousands except per share data)	Three Months Ended March 31,2006	Three Months Ended March 30, 2005

Interest income	$19,670	$11,456
Interest expense	8,280	4,550

Net interest income	11,390	6,906
Provision (credit) for loan losses	412	(250)

Net interest income after provision for loan losses	10,978	7,156
Non-interest income	2,015	1,340
Non-interest expense	8,814	6,150

Income before taxes	4,179	2,346
Income tax expense	1,416	791

Net income	$2,763	$1,555

Income per share - basic	$0.24	$0.23

Income per share - fully diluted	$0.24	$0.22

Weighted average shares outstanding:
Basic	11,617	6,755
Fully diluted	11,704	6,942

End of Period Balances

	2006	2005

(In thousands except per share data)	March 31	Dec. 31	Sept. 30	June 30	March 31

Total assets	$1,308,567	$960,906	$927,077	$917,392	$887,312
Investment securities	181,032	161,600	161,389	161,822	159,966
Loans (gross) *	944,325	668,982	646,448	648,765	647,922
Allowance for loan losses	14,209	9,592	9,844	10,075	10,372
Total earning assets	1,151,739	843,942	847,296	840,607	812,868
Deposits	972,232	698,480	703,183	689,997	662,178
Shareholders’ equity	158,095	83,492	82,268	79,499	76,965
Book value per share	13.60	12.18	12.11	12.00	11.72
Tangible book value per share	7.82	10.31	10.21	10.04	9.74

Average Balances

	2006	2005

(In thousands)	March 31	Dec. 31	Sept. 30	June 30	March 31

Total assets	1,311,145	932,332	922,142	897,178	879,912
Investments (at amortized cost)	194,535	160,928	162,282	160,955	157,963
Loans (gross) *	923,950	653,475	637,743	648,269	652,429
Total earning assets	1,158,324	846,780	843,992	826,361	812,963
Deposits	957,693	696,335	697,311	671,307	647,787
Shareholders’ equity	159,841	83,380	81,606	78,706	78,476

* Includes loans held for sale.

Capital Bank Corporation
Quarterly Results

	2006	2005

(In thousands except per share data)	March 31	Dec. 31	Sept. 30	June 30	March 31

Interest income	$19,670	$13,967	$13,078	$12,248	$11,456
Interest expense	8,280	6,172	5,649	5,088	4,550

Net interest income	11,390	7,795	7,429	7,160	6,906
Provision (credit) for loan losses	412	38	(28)	(156)	(250)

Net interest income after provision	10,978	7,757	7,457	7,316	7,156
Non-interest income	2,015	2,022	1,790	1,579	1,340
Non-interest expense	8,814	7,171	6,644	6,489	6,150

Income before taxes	4,179	2,608	2,603	2,406	2,346
Income tax expense	1,416	801	869	803	791

Net income	$2,763	$1,807	$1,734	$1,603	$1,555

Income per share - basic	$0.24	$0.26	$0.26	$0.24	$0.23

Income per share - fully diluted	$0.24	$0.26	$0.25	$0.23	$0.22

Weighted average shares outstanding:
Basic	11,617	6,875	6,801	6,731	6,755
Fully diluted	11,704	6,962	6,904	6,871	6,942

Quarterly Net Interest Margin *

	2006	2005

	March 31	Dec. 31	Sept. 30	June 30	March 31

Yield on earning assets	6.96%	6.62%	6.22%	6.02%	5.80%
Cost of interest bearing liabilities	3.27%	3.26%	2.97%	2.76%	2.53%
Net interest spread	3.69%	3.36%	3.25%	3.26%	3.27%
Net interest margin	4.06%	3.73%	3.57%	3.55%	3.53%

* Annualized and on a fully taxable equivalent basis

Nonperforming Assets

	2006		2005

(In thousands)	March 31		Dec. 31	Sept. 30	June 30	March 31

Commercial and commercial real estate	$5,149		$5,040	$3,915	$6,094	$5,797
Consumer	100		176	239	218	195
Equity lines	398		497	592	427	323
Construction	807		737	1,302	1,674	2,374
Mortgage	1,588		1,628	1,711	2,014	1,880

Total nonperforming loans	8,042		8,078	7,759	10,427	10,569
Other real estate owned	888	(1)	771	1,608	1,508	431

Total nonperforming assets	$8,930		$8,849	$9,367	$11,935	$11,000

Nonperforming assets include loans that are 90 days or more past due or in nonaccrual status and other real estate owned.

(1) Other real estate owned excludes $1,854 related to four branch locations that are held for sale.

Key Ratios

	2006	2005

(In thousands)	March 31	Dec. 31	Sept. 30	June 30	March 31

Past due loans	11,678	7,008	10,089	9,576	14,623
Past due loans as a percent of total loans	1.26%	1.07%	1.58%	1.48%	2.24%
Net charge-offs	3,360 (2)	433	117	138	99
Net charge-offs as a percent of average loans (annualized)	1.45% (2)	0.27%	0.07%	0.09%	0.06%
Allowance for loan losses as a percent of total loans	1.50%	1.43%	1.52%	1.55%	1.60%
Nonperforming assets as a percent of total assets	0.68%	0.92%	1.01%	1.30%	1.24%
Allowance for loan losses as a percent of nonperforming loans	177%	119%	127%	97%	98%

(2) Includes $3.2 million related to one 1st State Bank loan relationship that was fully reserved as of 12/31/05.

CAPITAL BANK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
March 31, 2006 and December 31, 2005

(In thousands, except share data)	March 31, 2006	Dec. 31, 2005	Changes	% Change

	(Unaudited)
ASSETS
Cash and due from banks:
Interest-earning	$6,938	$4,603	$2,335	51%
Non-interest-earning	33,435	30,544	2,891	9%
Cash held in escrow	—	33,185	(33,185)	-100%
Federal funds sold and short term investments	19,444	8,757	10,687	NM
Investment securities - available for sale, at fair value	168,894	149,266	19,628	13%
Investment securities - held to maturity, at amortized cost	12,138	12,334	(196)	-2%
Loans-net of unearned income and deferred fees	944,325	668,982	275,343	41%
Allowance for loan losses	(14,209)	(9,592)	(4,617)	48%

Net loans	930,116	659,390	270,726	41%

Premises and equipment, net	21,594	14,868	6,726	45%
Bank owned life insurance	20,088	19,857	231	1%
Deposit premium and goodwill, net	67,149	12,853	54,296	422%
Deferred tax assets	11,158	6,305	4,853	77%
Other assets	17,613	8,944	8,669	97%

Total assets	$1,308,567	$960,906	$347,661	36%

LIABILITIES
Deposits:
Demand, non-interest bearing	$107,425	$77,847	$29,578	38%
Savings, money market accounts and interest checking	315,933	237,005	78,928	33%
Time deposits	548,874	383,628	165,246	43%

Total deposits	972,232	698,480	273,752	39%

Repurchase agreements and federal funds purchased	26,305	14,514	11,791	81%
Borrowings	107,798	93,173	14,625	16%
Short-term debt	—	30,000	(30,000)	-100%
Subordinated debentures	30,930	30,930	—	0%
Other liabilities	13,207	10,317	2,890	28%

Total liabilities	1,150,472	877,414	273,058	31%

SHAREHOLDERS’ EQUITY
Common stock, no par value; 20,000,000 shares authorized; 11,623,629 and 6,852,156 issued and outstanding as of 2006 and 2005, respectively	143,669	70,985	72,684	102%
Retained earnings	16,245	14,179	2,066	15%
Accumulated other comprehensive income	(1,819)	(1,672)	(147)	n/a

Total shareholders’ equity	158,095	83,492	74,603	89%

Total liabilities and shareholders’ equity	$1,308,567	$960,906	$347,661	36%

CAPITAL BANK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended March 31, 2006 and 2005

(In thousands, except share and per share data)	2006	2005	Changes	% Change

	(Unaudited)
Interest income:
Loans and loan fees	$17,018	$9,742	$7,276	75%
Investment securities	2,110	1,697	413	24%
Federal funds and other interest income	542	17	525	3088%

Total interest income	19,670	11,456	8,214	72%

Interest expense:
Deposits	6,110	3,182	2,928	92%
Borrowings and repurchase agreements	2,170	1,368	802	59%

Total interest expense	8,280	4,550	3,730	82%

Net interest income	11,390	6,906	4,484	65%
Provision for loan losses	412	(250)	662	n/a

Net interest income after provision for loan losses	10,978	7,156	3,822	53%

Noninterest income:
Deposit service charges and other fees	965	657	308	47%
Mortgage banking revenues	364	272	92	34%
Net gain on sale of securities	—	6	(6)	-100%
Bank owned life insurance	169	101	68	67%
Other noninterest income	517	304	213	70%

Total noninterest income	2,015	1,340	675	50%

Noninterest expenses:
Salaries and employee benefits	4,542	3,149	1,393	44%
Occupancy	778	614	164	27%
Furniture and equipment	492	367	125	34%
Director fees	376	171	205	120%
Data processing	489	311	178	57%
Advertising	255	216	39	18%
Amortization of deposit premiums	343	54	289	535%
Professional fees	212	322	(110)	-34%
Telecommunications	176	140	36	26%
Other expenses	1,151	806	345	43%

Total noninterest expenses	8,814	6,150	2,664	43%

Net income before tax expense	4,179	2,346	1,833	78%
Income tax expense	1,416	791	625	79%

Net income	$2,763	$1,555	$1,208	78%

Earnings per share - basic	$0.24	$0.23	$0.01	4%

Earnings per share - diluted	$0.24	$0.22	$0.02	9%

Weighted Average Shares:
Basic	11,616,894	6,754,576	4,862,318	72%

Fully Diluted	11,704,315	6,941,776	4,762,539	69%

SOURCE     Capital Bank Corporation
          -0-                                                  04/25/2006
          /CONTACT:  B. Grant Yarber, President and Chief Executive Officer of Capital Bank Corporation, +1-919-645-3494, or gyarber@capitalbank-nc.com /
          /Web site:  http://www.capitalbank-nc.com /
           (CBKN)